Exhibit 99.2

News Release

1680 Capital One Drive McLean, VA 22102-3491

April 21, 2003	Contacts:	Paul Paquin	Tatiana Stead
		V.P., Investor Relations	Director, Corporate Media
		703-720-2456	703-720-2352

Nigel Morris Named Vice Chairman of Capital One
Reduces Scope of Responsibility; Executive Committee Created

McLean, Va. (April 21, 2003) – Capital One Financial Corporation (NYSE: COF) announced today that Nigel W. Morris, until now President and Chief Operating Officer of Capital One, has been named to the newly created post of Vice Chairman of the Board of Directors, effective May 1, 2003.

     As Vice Chairman, Morris will continue to be responsible for the company’s international business and its enterprise-wide risk management activities. He will also continue to actively participate in communicating to the company’s key external audiences. Morris’ decision to reduce the scope of his responsibilities is based on his desire to have more time to spend with his family and to pursue personal interests. It is the first step toward a departure from an executive management role at the company, which Morris plans to complete at the end of this year.

     In addition, the company announced the creation of an Executive Committee comprised of the heads of key business lines and principal operating and functional groups, which will take on the company’s key cross-functional management and operating responsibilities. Morris will serve on this committee in his new role. The Executive Committee will be chaired by Richard D. Fairbank, Capital One’s Chairman and Chief Executive Officer.

     Morris said, “I am grateful to Rich and to the Board for understanding my desire to dial back after having committed fifteen wonderful, successful years to building this company. Capital One has earnings power, capital strength, a steadily improving credit outlook and forward momentum on both the operating and regulatory fronts. Having the wind at our backs gives me the opportunity to initiate this transition now.”

     Fairbank added, “Nigel has served this company with extraordinary skill and dedication. Personally, he has been a close and valued partner on the journey we have taken together in creating Capital One. The exceptional management team that we have assembled here is now prepared to write the next chapter of our story. We are confident in our ability to extend Capital One’s record of strong performance into the foreseeable future.”

     Headquartered in McLean, Virginia, Capital One Financial Corporation (www.capitalone.com) is a holding company whose principal subsidiaries, Capital One Bank and Capital One, F.S.B., offer consumer lending products. Capital One’s subsidiaries collectively had 46.4 million managed accounts and $59.2 billion in managed loans outstanding as of March 31, 2003. Capital One, a Fortune 500 company, is one of the largest providers of MasterCard and Visa credit cards in the world. Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 500 index.

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